Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and in the introduction and under the caption “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 90 to the Registration Statement (Form N-1A, No. 033-23166) of Morgan Stanley Institutional Fund, Inc., and to the incorporation by reference of our report dated May 18, 2010 on Global Opportunity Portfolio (formerly Van Kampen Global Growth Fund) (one of the portfolios constituting Morgan Stanley Institutional Fund, Inc.), included in the Annual Reports to Shareholders for the fiscal year ended March 31, 2010.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
October 26, 2010